CERTIFICATE OF
         EXECUTIVE VICE PRESIDENT, CO-CHIEF OPERATING OFFICER
            AND CHIEF FINANCIAL OFFICER AND VICE PRESIDENT,
                  TREASURER AND ASSISTANT SECRETARY
               PURSUANT TO SECTIONS 201, 301 AND 303
                          OF THE INDENTURE

                        Dated:  July 13, 1995


    The undersigned, ALAN H. LUND and PAMELA S. HENDRY, do hereby certify that they are the duly appointed and acting Executive Vice President, Co-Chief Operating Officer and Chief Financial Officer and Vice President, Treasurer and Assistant Secretary, respectively, of INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation (the "Company").
Each of the undersigned also hereby certifies, pursuant to Sections 201, 301 and 303 of the Indenture, dated as of November 1, 1991 (the "Indenture"), between the Company and Bank of America Illinois (formerly Continental Bank, National Association), as Trustee, that:

    A. There has been established pursuant to resolutions duly adopted by the Board of Directors of the Company (a copy of such resolutions being attached hereto as Exhibit B) and by a Special Committee of the Board of Directors (a copy of such resolutions being attached hereto as Exhibit C) a series of Securities (as that term is defined in the Indenture) to be issued under the Indenture, with the following terms:

    1.   The title of the Securities of the series is "Floating
  Rate Notes due July 15, 1999" (the "Notes").

    2. The limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture) is $100,000,000.

    3. Interest on the Notes shall be payable to the persons in whose name the Notes are registered at the close of business on the Regular Record Date (as defined in the Indenture) for such interest payment, except that interest payable on July 15, 1999 shall be payable to the persons to whom principal is payable on such date.

    4. The date on which the principal of the Notes is payable, unless accelerated pursuant to the Indenture, shall be July 15, 1999.

    5. The rate at which each of the Notes shall bear interest shall be .200% per annum above the London interbank offered quotation, as more fully described in Exhibit A ("LIBOR"). The date from which interest shall accrue for each of the Notes shall be July 13, 1995. The interest payment dates on which interest on the Notes shall be payable are each January 15, April 15, July 15 and
 October 15, commencing October 15, 1995. If any interest payment date would otherwise be a day that is not a Business Day (as defined in Exhibit A), payment of interest on such interest payment date will be postponed to the next day that is a Business Day. The regular record dates for the interest payable on the Notes on any interest payment date shall be the date fifteen days immediately preceding such interest payment date.

    6. The place or places where the principal of and interest on the Notes shall be payable is at the office of the Trustee, 231 South La Salle Street, Chicago, Illinois, and at the agency of the Trustee maintained for that purpose at the office of Mellon Securities Trust Co., 120 Broadway, New York, New York, provided that payment of interest, other than at Stated Maturity (as defined in the Indenture), may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register (as defined in the Indenture).

    7.   The Notes are not redeemable prior to
  July 15, 1999.

    8. There is no obligation of the Company to redeem or purchase the Notes pursuant to any sinking fund or analogous provisions, or to repay any of the Notes prior to Stated
  Maturity at the option of a holder thereof.

    9. The Notes shall be issued as Global Securities (as defined in the Indenture) under the Indenture and The
  Depository Trust Company is hereby designated as the Depositary for the Notes under the Indenture.

    10. The principal amount of the Notes shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 502 of the Indenture.

    11. Interest on the Notes shall be computed on the basis of the actual number of days in the applicable Interest Period
  (as defined in Exhibit A) divided by 360.

    B.   The form of the Note is attached hereto as Exhibit A.

    C. The Trustee is appointed as Paying Agent (as defined in the Indenture) and Bank of America Illinois is appointed as Calculation Agent.

    D. The foregoing form and terms of the Notes have been established in conformity with the provisions of the Indenture.

    E. Each of the undersigned has read the provisions of Sections 301 and 303 of the Indenture and the definitions relating thereto and the resolutions adopted by the Board of Directors of the Company and delivered herewith. In the opinion of each of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not all conditions precedent provided in the Indenture relating to the establishment, authentication and delivery of a series of Securities under the Indenture, designated as the Notes in this Certificate, have been complied with.
In the opinion of each of the undersigned, all such conditions precedent have been complied with.

    F. The undersigned Assistant Secretary, by execution of this Certificate, thereby certifies the actions taken by the Special Committee of the Board of Directors of the Company in determining and setting the specific terms of the Notes, and hereby further certifies that attached hereto as Exhibits A, B and C, respec-tively, are the form of certificate representing the Notes as duly approved by the Special Committee of the Board of Directors of the Company, a copy of resolutions duly adopted by the Board of Directors of the Company as of March 18, 1994 and a copy of resolutions duly adopted by the Special Committee of the Board of Directors as of July 10, 1995, pursuant to which the terms of the Notes set forth above have been established.

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    IN WITNESS WHEREOF, the undersigned have hereunto executed this Certificate as of the date first above written.



                                 _/s/ Alan H. Lund____
                                 Alan H. Lund
                                 Executive Vice President,
                                 Co-Chief Operating Officer and
                                 Chief Financial Officer



                                 _/s/ Pamela S. Hendry___
                                 Pamela S. Hendry
                                 Vice President, Treasurer and
                                 Assistant Secretary